Exhibit 99.1

Union Pacific Announces Climate Action Plan to Achieve Its GHG Emissions Reduction Targets and Commits to Net Zero Target

FOR IMMEDIATE RELEASE

OMAHA, Neb., Dec.  6, 2021 –  Union Pacific Railroad today published its first comprehensive climate action plan outlining its approach to driving innovative climate action and responding to emerging risks affecting the rail industry, as well as announced its commitment to achieve net zero greenhouse gas (GHG) emissions by 2050.

“As the world takes action to address climate change, Union Pacific is taking thoughtful and deliberate steps to improve our environmental footprint,” said Lance Fritz, Chairman, President and CEO of Union Pacific. “We experience first-hand the effects of climate change and are urgently working toward our shared sustainable future.”

In February 2021, Union Pacific received approval from the Science Based Target initiative for its target to reduce absolute Scope 1 and 2 GHG emissions from its operations 26% by 2030 from a 2018 baseline. The approved target aligns with what climate scientists say is needed to meet the Paris Agreement, limiting global warming to well below 2°C above pre-industrial levels and pursuing efforts to limit warming to 1.5°C.

Union Pacific’s Climate Action Plan highlights the following efforts to significantly reduce GHG emissions:

•	Improve operational efficiency and minimize fuel consumption with a more efficient locomotive fleet and energy management technology.
o	Invested roughly $3.4 billion to purchase more than 1,300 new locomotives since 2010, while retiring about 2,500 older, less fuel-efficient locomotives.
o	Energy Management System (EMS), which acts like cruise control, helps identify fuel-saving opportunities and has been implemented in roughly two thirds of the active road fleet.
•	Promote rail as the environmentally preferable surface transportation solution and explore emerging supply chain circularity opportunities.
o	Engaging customers to understand their sustainability goals and identify opportunities to transition to rail, the most fuel-efficient way to move freight over land.
•	Decarbonize Union Pacific’s environmental footprint by increasing the use of low-carbon fuels and innovating with alternative propulsion methods and nature-based solutions.
o	Working to increase the percentage of low-carbon fuels consumed to 10% of total diesel consumption by 2025 and 20% by 2030.
o	Leveraging experience with low-emissions switcher locomotive technology to develop specifications for a battery-electric locomotive that could be deployed in selected yard operations.
•	Engage stakeholders and harness Union Pacific’s influence to develop and advance rail- and climate-friendly policies.
o	Participating in policy development with the Association of American Railroads (AAR) on climate change and sustainability.
o	Planet Tracks, the company’s newly established, employee-led business resource group engages Union Pacific’s workforce on sustainability issues.

Union Pacific is in the early stages of its sustainability journey and recognizes its ability to help address the climate crisis. The company plans to reevaluate its progress and targets in 2025, or sooner, to ensure it is aligned to the latest climate science, leading to a low carbon future.

“We continue to work with our supply chain partners to develop sustainable solutions, and we are engaging others in the rail industry to solve these difficult problems,” said Fritz. “Union Pacific intends to be a significant contributor to the overall solution.”

For more detailed information about Union Pacific’s commitments and progress, visit its ESG website to read the Climate Action Plan and its latest sustainability report, the 2020 Building America Report.

ABOUT UNION PACIFIC

Union Pacific (NYSE: UNP) delivers the goods families and businesses use every day with safe, reliable and efficient service. Operating in 23 western states, the company connects its customers and communities to the global economy. Trains are the most environmentally responsible way to move freight, helping Union Pacific protect future generations. More information about Union Pacific is available at .

Union Pacific Media Contact: Kristen South,  kmsouth@up.com or 402-619-9317

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